Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES AUGUST CASH DISTRIBUTION

DALLAS, Texas, August 21, 2017 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.045610 per unit, payable on September 15, 2017, to unit holders of record on August 31, 2017.

This month’s distribution increased from the previous month due to an increase in oil and gas production for the Waddell Ranch properties. This was offset by a decline in pricing for both oil and gas production of the underlying Waddell Ranch properties. The Texas Royalty Properties had a slight decline in oil and gas production as well as a decline in the pricing of oil production. This was offset by a slight increase in the pricing of gas and gas liquid products.

Capital expenditures on the Waddell Ranch are lower this month than previous months, with it being mostly facility projects for the remainder of the year. However, additional expense is being incurred bringing the Tubb McKnight Water Station back on line as of the end of July. It is not clear at this time as to what the total cost to Trust will be until it is incurred and charged to the Trust. It is anticipated that these expenses will continue to be forthcoming in the following months.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 54,164 barrels of oil and 327,850 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 21,304 barrels of oil and 138,242 Mcf of gas. The average price for oil was $42.08 per bbl and for gas was $2.86 per Mcf. This would primarily reflect production and pricing for the month of June for oil and the month of May for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,218,486. Deducted from these would be the Lease Operating Expense (LOE) of $1,172,685, taxes of $218,400, and Capital Expenditures (CAPEX) of $170,400 totaling $1,561,485 resulting in a Net Profit of $1,657,001 for the month of July. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,242,751 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	54,164	327,850	21,304	138,242	*	$42.08	$2.86	**
Texas Royalties	24,057	26,287	22,854	24,973	*	$43.43	$5.08	**

Prior Month
Waddell Ranch	53,903	323,454	13,498	99,929	*	$44.74	$3.09	**
Texas Royalties	24,880	28,880	23,636	27,436	*	$45.55	$4.68	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 24,057 barrels of oil and 26,287 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 22,854 barrels of oil and 24,973 Mcf of gas. The average price for oil was $43.43 per bbl and for gas was $5.08 per Mcf. This would primarily reflect production and pricing for the month of June for oil and the month of May for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,178,439. Deducted from these would be taxes of $170,732 resulting in a Net Profit of $1,007,707 for the month of July. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $957,322 to this month’s distribution.

General and Administrative Expenses deducted for the month were $75,430 resulting in a distribution of $2,125,856 to 46,608,796 units outstanding, or $0.045610 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian’s cash distribution history, current and prior year financial reports, including a summary of reserves as of 1/1/2017, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on its website at http://www.pbt-permian.com/.

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Contact:            Ron Hooper, Senior Vice President, Southwest Bank, Trustee, Toll Free – 1.855.588.7839